POWER OF ATTORNEY
(SPECIAL)

KNOW ALL MEN BY THESE PRESENTS: That the undersigned ("I", "my" and words of similar meaning) hereby make, constitute and appoint BARRY A. SHEAHAN and JOHN M. WOODBURY, JR. (collectively the "attorneys-in-fact" and individually an "attorney-in-fact"), and each of them severally, as my true and lawful attorney-in-fact and agent, to act on my behalf and in my name, place and stead and for my use and benefit, to in connection with my capacity as an executive officer, director and/or beneficial holder of securities issued by CLEAN ENERGY COMBUSTIONS SYSTEMS, INC. (the "Company"), as the case may be, prepare, complete and execute forms 3, 4 and 5 and schedule 13G under the Securities Exchange Act of 1934 and the rules promulgated thereunder (each a "form") as may be required under that act and those rules in connection with my beneficial holdings of, and transactions in, securities issued by the Company, which execution may, where applicable, include the insertion of my typed name on the signature line of the form evidencing execution thereof;

  deliver the form to or file the form (including electronically via the EDGAR filing system) with, or cause the form to be delivered to or filed with, to the United States Securities and Exchange Commission and any stock exchange or similar authority in accordance with that act and those rules; and

  perform any and all acts or things or take any other action on my behalf in connection with the foregoing which, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required by me, it being understood that any document executed by an attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in their discretion.

I hereby grant to each attorney-in-fact full power and authority to do and perform each and every act and thing necessary or proper to be done in the exercise of any of the rights and powers granted to that attorney-in-fact under this Power of Attorney, as fully to all intents and purposes as I might or could do if I were personally present and personally performed that act or thing. Each attorney-in-fact shall have full power of substitution or revocation. I hereby ratify and confirm each act or thing that each attorney-in-fact, or lawful substitute or substitutes, shall lawfully do pursuant to the rights and powers granted under this Power of Attorney.

I hereby acknowledge that each attorney-in-fact, in serving in that capacity at my request, is not personally assuming, nor is the Company assuming by reason of any attorney-in-fact being an executive officer, director, securities holder or agent thereof, any of my responsibilities to comply with the Securities Exchange Act of 1934 or rules promulgated thereunder.

This Power of Attorney shall remain in full force and effect until the earlier of (1) my death, (2) the date after which I am no longer required to file the forms with respect to my beneficial holdings of and transactions in securities issued by the Company, or (3) the date I revoke or terminate this Power of Attorney through delivery of notice to each attorney-in-fact, it being understood that I may revoke the appointment of any individual attorney-in-fact appointed hereunder without terminating the effectiveness of this Power of Attorney as it relates to the remaining attorneys-in-fact then serving without prior revocation of their status hereunder. This Power of Attorney and the rights and powers granted to each appointed hereunder shall survive my incapacity.

WITNESS my hand this 5th day of June, 2003.

  /s/ R. Dirk Stinson
  R. DIRK STINSON